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                                                        Exhibit 99


                        [LETTERHEAD OF HRE PROPERTIES]


FOR IMMEDIATE RELEASE

Contact:          James R. Moore
                  HRE Properties
                  203-863-8200

HRE PROPERTIES' ANNOUNCES REAL ESTATE JOINT VENTURE

GREENWICH, CT, November 26, 1996 - HRE Properties (NYSE:HRE), a real estate investment trust, today released details pertaining to the previously announced formation of a limited partnership. The partnership has been formed with certain investors, including Kimco Realty Corporation (NYSE:KIM) to own, manage and redevelop a 231,000 square foot shopping center in Clearwater, Florida. The property, which is known as the Countryside Square Shopping Center and which had been owned by HRE, will be managed by Kimco under the terms of the partnership agreement.

HRE Chairman and Chief Executive Officer Charles J. Urstadt, said, "HRE as general partner contributed the real property which is outside of its New England-based retail operating area". The investors, including Kimco, are the limited partners and contributed 600,000 shares of HRE common stock to the venture. This transaction achieves the strategic objective for HRE of permitting greater concentration of its management and investment efforts in New England. Another positive factor is the involvement of Kimco in the leasing and management of Countryside Square. Kimco is the country's preeminent strip shopping center owner, with its largest concentration of centers in Florida. As such it will lend its experience and expertise to redeveloping and enhancing the value of this Florida property.

Continuing, Mr. Urstadt said, "While this transaction will not have a significant impact on HRE's funds from operations or its financial condition, we expect the cash flow and value of this property to improve from the joint ownership and management of the shopping center".

         HRE Properties is a self-administered real estate investment trust providing investors with a means of participating in ownership of income-producing properties with investment liquidity.

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